Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International Achieves a 24% increase in Fee

Revenue in the Second Quarter

Highlights

•	Second quarter fiscal 2007 fee revenue of $155.7 million increased $29.9 million, or 24%, from $125.8 million in the same quarter last year.

•	Adjusted second quarter fiscal 2007 diluted earnings per share, which excludes the impact of the implementation of SFAS 123(R), was $0.33, an increase of 32% over Q2’06 diluted earnings per share of $0.25. Q2’07 actual diluted earnings per share was $0.31 compared to $0.25 in the prior year second quarter.

Los Angeles, CA, December 6, 2006 - Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, announced second quarter fiscal 2007 diluted earnings per share of $0.31 compared to $0.25 in Q2’06. Diluted earnings per share was $0.33 in Q2’07 excluding the effect of SFAS 123(R).

“These are quite exciting times at Korn/Ferry,” said Paul C. Reilly, Chairman and CEO. “Demand for talent remains strong around the world and we have been pleased with the favorable acceptance by our clients to our non-search related offerings. Despite normal year-end seasonality, we are optimistic about the second half of our Fiscal Year.”

Financial Results

(dollars in millions, except per share amounts)

	Second Quarter		Year to Date
	Q2’07	Q2’06	Q2’07	Q2’06
Fee Revenue	$155.7	$125.8	$308.5	$248.0
Revenue	$164.8	$132.9	$325.9	$262.0
Operating Income	$21.1	$18.1	$41.5	$36.8
Operating Margin	13.6%	14.4%	13.5%	14.9%
Net Income	$13.6	$10.9	$27.2	$22.5
Basic Earnings Per Share	0.35	0.27	0.70	0.57
Diluted Earnings Per Share	0.31	0.25	0.62	0.51
Adjusted Results*
Net Income	$14.4		$29.3
Operating Margin	14.5%		14.5%
Diluted Earnings Per Share	$0.33		$0.66

*	Adjusted results exclude the effect of SFAS 123(R), which was implemented in Q1’07. This is a non-GAAP measure that is provided for comparative purposes and is not intended to replace Net Income or EPS measured in accordance with U.S. Generally Accepted Accounting Principles (see attached reconciliation).

Fee revenue of $155.7 million in Q2’07 increased $29.9 million, or 24%, from $125.8 million in Q2’06. Fee revenue improved globally due to an increase in revenues from all segments of the business and an increase in the number of search engagements opened as well as a 7% increase in the average fee billed per executive search engagement compared to the prior year.

Compensation and benefits of $102.1 million in Q2’07 increased $20.9 million, or 26%, compared to $81.2 million in Q2’06. The increase is a reflection of higher headcount in all segments of the Company as the business continues to grow and the Company continues to invest in its operations.

General and administrative expense of $28.3 million in Q2’07 increased by $4.3 million, or 18%, from $24.0 million in Q2’06 as a result of an overall increase in business and increased other administrative expense as compared to the same period last year.

Operating income was $21.1 million in Q2’07, an improvement of $3.0 million or 17%, over Q2’06. Adjusted for the effect of SFAS 123(R) operating margin for the quarter was 14.5%.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $229.4 million at October 31, 2006 compared to $188.5 million at October 31, 2005. The increase was due to improved operating cash flows.

Interest expense was $2.6 million in both Q2’07 and Q2’06. Interest expense in both years related primarily to borrowings under Korn/Ferry’s convertible securities and COLI policies. At October 31, 2006, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	Second Quarter		Year to Date
	Q2’07	Q2’06	Q2’07	Q2’06
Fee revenue	$135.1	$109.0	$267.5	$214.4
Revenue	$142.2	$114.3	$281.6	$225.2
Operating Income	$26.6	$24.1	$53.3	$46.8
Operating Margin	19.7%	22.1%	19.9%	21.8%
Average number of consultants	472	427	461	415
Engagements (a)	1,656	1,535	3,375	2,947

(a)	Represents new engagements opened in the respective period.

Fee revenue was $135.1 million in Q2’07, an increase of $26.1 million, or 24%, from $109.0 million in Q2’06. Fee revenue improved in all regions due to an increase in the number of engagements and average fee per engagement, as compared to the same quarter last year.

Executive recruitment operating income improved $2.5 million in Q2’07, or 10%, to $26.6 million compared to $24.1 million in Q2’06. Without the $1.3 million effect of SFAS 123(R) operating income was $27.9 million, or a 16% increase over the prior year.

The total number of consultants at October 31, 2006 was 478, an increase of 46 from October 31, 2005.

Selected Futurestep Data

(dollars in millions)

	Second Quarter		Year to Date
	Q2’07	Q2’06	Q2’07	Q2’06
Fee revenue	$20.6	$16.8	$41.0	$33.6
Revenue	$22.6	$18.6	$44.4	$36.8
Operating Income	$1.8	$1.5	$2.9	$3.4
Operating Margin	9.0%	8.7%	7.1%	10.1%

Fee revenue was $20.6 million in Q2’07, an increase of $3.8 million, or 23%, from $16.8 million in Q2’06. Improvements in fee revenue were driven by an increase in the number of new engagements opened and continuing development of Futurestep’s recruitment process outsourcing operations.

Futurestep had operating income of $1.8 million in Q2’07, an increase of $0.3 million from operating income of $1.5 million in Q2’06 primarily due to a shift in the mix of business to recruitment process outsourcing projects with a higher margin.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that third quarter fiscal 2007 fee revenue is likely to be in the range of $150.0 million to $158.0 million and diluted earnings per share is likely to be in the range of $0.29 to $0.33.

Earnings Conference Call Webcast

The earnings conference call will be held today at 9:00 AM (EDT) and hosted by Paul C. Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with more than 70 offices in 40 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2006	2005	2006	2005
Fee revenue	$155,718	$125,789	$308,481	$247,990
Reimbursed out-of-pocket engagement expenses	9,069	7,143	17,452	14,037

Total revenue	164,787	132,932	325,933	262,027
Compensation and benefits	102,072	81,209	206,509	159,164
General and administrative expense	28,260	24,012	52,625	46,729
Out-of-pocket engagement expense	10,939	7,406	20,646	14,884
Depreciation and amortization	2,368	2,219	4,657	4,420

Total operating expense	143,639	114,846	284,437	225,197

Operating income	21,148	18,086	41,496	36,830
Interest and other income (expense), net	(872)	(1,420)	(953)	(2,546)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	20,276	16,666	40,543	34,284
Provision for income taxes	7,484	6,342	15,084	12,790
Equity in earnings of unconsolidated subsidiaries	774	580	1,770	1,023

Net income	$13,566	$10,904	$27,229	$22,517

Interest expense on convertible securities, net of taxes	785	785	1,570	1,569

Net income adjusted for computation of diluted EPS	$14,351	$11,689	$28,799	$24,086

Basic earnings per common share	$0.35	$0.27	$0.70	$0.57

Basic weighted average common shares outstanding	39,018	40,054	39,019	39,719

Diluted earnings per common share	$0.31	$0.25	$0.62	$0.51

Diluted weighted average common shares outstanding	46,568	47,185	46,667	47,133

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

EXCLUDING IMPACT OF 123(R)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended October 31,				Six Months Ended October 31,
	2006 - As Reported	123(R) Expense	2006 - As Adjusted	2005	2006 - As Reported	123(R) Expense	2006 - As Adjusted	2005
Fee revenue	$155,718		$155,718	$125,789	$308,481		$308,481	$247,990
Reimbursed out-of-pocket engagement expenses	9,069		9,069	7,143	17,452		17,452	14,037

Total revenue	164,787		164,787	132,932	325,933		325,933	262,027
Compensation and benefits	102,072	1,410	100,662	81,209	206,509	3,292	203,217	159,164
General and administrative expense	28,260		28,260	24,012	52,625		52,625	46,729
Out-of-pocket engagement expense	10,939		10,939	7,406	20,646		20,646	14,884
Depreciation and amortization	2,368		2,368	2,219	4,657		4,657	4,420

Total operating expense	143,639	1,410	142,229	114,846	284,437	3,292	281,145	225,197

Operating income	21,148		22,558	18,086	41,496		44,788	36,830
Interest and other income (expense), net	(872)		(872)	(1,420)	(953)		(953)	(2,546)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	20,276		21,686	16,666	40,543		43,835	34,284
Provision for income taxes	7,484	530	8,014	6,342	15,084	1,238	16,322	12,790
Equity in earnings of unconsolidated subsidiaries	774		774	580	1,770		1,770	1,023

Net income	$13,566		$14,446	$10,904	$27,229		$29,283	$22,517

Interest expense on convertible securities, net of taxes	785		785	785	1,570		1,570	1,569

Net income adjusted for computation of diluted EPS	$14,351		$15,231	$11,689	$28,799		$30,853	$24,086

Basic earnings per common share	$0.35		$0.37	$0.27	$0.70		$0.75	$0.57

Basic weighted average common shares outstanding	39,018		39,018	40,054	39,019		39,019	39,719

Diluted earnings per common share	$0.31		$0.33	$0.25	$0.62		$0.66	$0.51

Diluted weighted average common shares outstanding	46,568		46,568	47,185	46,667		46,667	47,133

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

(unaudited)

	Three Months Ended October 31,				Six Months Ended October 31,
Fee Revenue:	2006		2005		2006		2005
Executive recruitment:
North America	$80,006		$62,754		$155,490		$124,481
Europe	32,819		27,846		67,006		54,867
Asia/Pacific	18,297		14,692		36,561		28,011
South America	3,987		3,663		8,466		7,034

Total executive recruitment	135,109		108,955		267,523		214,393
Futurestep	20,609		16,834		40,958		33,597

Total fee revenue	155,718		125,789		308,481		247,990

Reimbursed out-of-pocket engagement expenses	9,069		7,143		17,452		14,037

Total revenue	$164,787		$132,932		$325,933		$262,027

Operating Income (Loss):		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$16,778	21%	$15,093	24%	$33,858	22%	$29,406	24%
Europe	6,191	19%	5,508	20%	11,395	17%	10,595	19%
Asia/Pacific	3,297	18%	3,195	22%	6,987	19%	5,886	21%
South America	360	9%	281	8%	1,098	13%	947	13%

Total executive recruitment	26,626	20%	24,077	22%	53,338	20%	46,834	22%
Futurestep	1,845	9%	1,466	9%	2,889	7%	3,397	10%
Corporate	(7,323)		(7,457)		(14,731)		(13,401)

Total operating income	$21,148	14%	$18,086	14%	$41,496	14%	$36,830	15%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of October 31, 2006	As of April 30, 2006
ASSETS
Cash and cash equivalents	$201,263	$257,543
Marketable securities	28,111	20,654
Receivables due from clients, net of allowance for doubtful accounts of $10,643 and $8,818, respectively	114,320	87,287
Income taxes and other receivables	5,570	5,328
Deferred income taxes	9,832	9,669
Prepaid expenses	15,297	14,019

Total current assets	374,393	394,500

Property and equipment, net	23,045	20,533
Cash surrender value of company owned life insurance policies, net of loans	72,930	70,592
Deferred income taxes	33,951	32,267
Goodwill and intangible assets, net	135,750	109,484
Deferred financing costs, investments and other	10,816	8,115

Total assets	$650,885	$635,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$12,251	$9,731
Income taxes payable	24,169	17,138
Compensation and benefits payable	86,189	121,885
Other accrued liabilities	31,276	27,537

Total current liabilities	153,885	176,291

Deferred compensation and other retirement plans	82,076	71,790
Long-term debt	47,275	45,147
Other liabilities	6,750	7,523
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	11,088	10,989

Total liabilities	301,074	311,740
Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 45,789 and 43,628 shares issued and 42,016 and 41,201 shares outstanding, respectively	358,663	344,285
Retained earnings (deficit)	4,075	(23,154)
Unearned restricted stock compensation	(24,062)	(7,731)
Accumulated other comprehensive income	11,690	10,910

Shareholders’ equity	350,366	324,310
Less: Notes receivable from shareholders	(555)	(559)

Total shareholders’ equity	349,811	323,751

Total liabilities and shareholders’ equity	$650,885	$635,491